FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
D.B.A. FOOTHILL VISTA APARTMENTS

DECEMBER 31, 2007

PIONEER STREET ASSOCIATES
(A California Limited Partnership)

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM	3
FINANCIAL STATEMENTS:
BALANCE SHEET	4
STATEMENT OF OPERATIONS	6
STATEMENT OF CHANGES IN PARTNERS' CAPITAL	7
STATEMENT OF CASH FLOWS	8
NOTES TO FINANCIAL STATEMENTS	9
SUPPLEMENTAL INFORMATION:
INDEPENDENT AUDITOR'S REPORT ON INFORMATION
ACCOMPANYING THE BASIC FINANCIAL STATEMENTS	15
SUPPLEMENTAL INFORMATION - SCHEDULE OF EXPENSES	16

Pailet, Meunier and LeBlanc, L.L.P.
Certified Public Accountants
Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Pioneer Street Associates
(A California Limited Partnership)
Visalia, California

We have audited the accompanying balance sheet of Pioneer Street Associates, A California Limited Partnership, as of December 31, 2007 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Street Associates, A California Limited Partnership, as of December 31, 2007 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pailet, Meunier and LeBlanc, L.L.P.

Metairie, Louisiana
March 10, 2008

3421 N. Causeway Blvd., Suite 701. Metairie, LA 70002               Telephone (504) 837-0770 . Fax (504) 837-7102
Member of
IGAF Worldwide - Member Firms in Principal Cities . PCAOB - Public Company Accounting Oversight Board
AICPA Centers . Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center . Private Companies Practice Section (PCPS)

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
BALANCE SHEET

DECEMBER 31, 2007

ASSETS
Current Assets
Cash	28,017
Rents receivable	6,916
Prepaid expenses	13,775
Total Current Assets	48,708
Restricted Deposits and Funded Reserves
Tenants' security deposits	45,979
Replacement reserve	114,323
Taxes and insurance escrow	2,529
Total Restricted Deposits and Funded Reserves	162,831
Property and Equipment
Land	300,000
Buildings	3,727,276
Equipment	179,217
4,206,493
Less: Accumulated depreciation	(1,880,650)
Property and Equipment - Net	2,325,843
Other Assets Deferred charges, less accumulated amortization	27,775
Total Assets	$2,565,157

See accompanying notes to financial statements.

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
BALANCE SHEET

DECEMBER 31, 2007

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities
Accounts payable	$8,558
Accrued reporting and administrative fees	4,000
Accrued partnership management fee	5,600
Current portion of long-term debt	48,343
Total Liabilities	66,501
Tenants' Security Deposits	40,190
Long-Term Liabilities
Mortgage payable	1,628,069
Less: current portion	(48,343)
Total Long-Term Liabilities	1,579,726
Total Liabilities	1,686,417
Partners' Capital	878,740
Total Liabilities and Partners' Capital	$2,565,157

See accompanying notes to financial statements.

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
STATEMENT OF OPERATIONS

DECEMBER 31, 2007

Revenue
Rental revenue	652,152
Less: Vacancies	(37,213)
Other Revenue	44,022
Total Revenue	658,961
Operating expenses
Operating and maintenance	182,097
Utilities	45,376
Tax and insurance	67,631
Management fee	52,416
General and administrative	55,606
Total Operating expenses	403,126
Operating Income	255,835
Other Expenses
Interest income	5,925
Interest expense	(114,537)
Depreciation and amortization	(154,686)
Reporting Fee	(2,000)
Administrative fee	(2,000)
Partnership management fee	(5,600)
Net Other Expenses	(272,898)
Net Income (Loss)	(17,063)

See accompanying notes to financial statements.

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
STATEMENT OF CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2007

	1.0% General Partners	99.0% Limited Partner	Total Partners' Capital
Balance - January 1, 2007	$(588,383)	$1,562,186	$973,803
Net Income (Loss)	(171)	(16,892)	(17,063)
Distributions to Members	(78,000)	-	(78,000)
Balance - December 31, 2007	$(666,554)	$1,545,294	$878,740

See accompanying notes to financial statements.

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
STATEMENT OF CASH FLOWS

DECEMBER 31, 2007

Cash flows from operating activities:
Net Income	$(17,063)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	154,686
(Increase) decrease in accounts receivable	(6,916)
(Increase) decrease in prepaid expenses	(1,122)
Increase (decrease) in accounts payable	(1,076)
Increase (decrease) in security deposits payable	2,562
Total adjustments	148,134
Net cash provided (used) by operating activities	131,071
(Deposit) withdrawal replacement reserve	34,774
(Deposit) withdrawal security deposit account	(982)
(Deposit) withdrawal tax and insurance escrow	12,900
Purchases of property and equipment	(37,659)
Net cash provided (used) by investing activities	9,033
Cash flows from financing activities:
Distributions to partner	(78,000)
Principal payments on long-term debt	(45,115)
Net cash provided (used) by financing activities	(123,115)
Net increase (decrease) in cash and equivalents	16,989
Cash and equivalents, beginning of year	11,028
Cash and equivalents, end of year	$28,017
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$114,537

See accompanying notes to financial statements.

PIONEER STREET ASSOCIATES
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE A - NATURE OF OPERATIONS

Pioneer Street Associates is a California Limited Partnership which was formed in February 1994, to develop, construct, own, maintain and operate a 112-unit multi-family apartment complex known as Foothill Vista Apartments and is located in the city of Bakersfield, California. The major activities of the Partnership are governed by the Partnership Agreement and Loan Agreement with the Pacific Life. Under the Loan Agreement, the Partnership is required to provide low cost housing to moderate or low-income households.

The Partnership has three general partners and one investing limited partner. Partnership transactions with the general partners are described in other notes to this financial statement.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Partnership's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Basis of accounting
The Partnership prepares its financial statements on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation of buildings and equipment is computed principally using the Modified Accelerated Cost Recovery System which approximates straight-line for buildings and double-declining balance for equipment over the following estimated useful lives:

Years
Buildings	27.5
Equipment	7

Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.

10

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting the statements of cash flows, the Partnership includes all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents on the accompanying balance sheet.

Amortization

Deferred charges are amortized over the following estimated useful lives using the straight-line method:

Years
Deferred debt expense	30
Tax credit monitoring fee	15

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

Personal Assets and Liabilities

In accordance with the generally accepted method of presenting partnership financial statements, the financial statements do not include the personal assets and liabilities of the partners, including their obligation for income taxes on their distributive shares of the net income or the Partnership, nor any provision for income tax expense.

PIONEER STREET ASSOCIATES
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Lonq-Lived Assets and Long-Lived Assets to be Disposed Of

The Partnership applies the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying value of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of carrying value or fair value less the costs to sell. There have been no asset impairments recorded as of December 31, 2007.

SFAS No. 144

Statement of Financial Accounting Standards (SFAS) No. 144 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 144 has not materially affected the partnership's reported earnings, financial condition or cash flows.

NOTE C - DEFERRED CHARGES

Deferred charges as of December 31, 2007, consists of the following:

Deferred debt expense	$39,200
Tax credit monitoring fee	26,650
65,850
Less: accumulated amortization	(38,075)
$27,775

NOTE D - RESTRICTED DEPOSITS AND FUNDED RESERVES

In accordance with the Partnership and the Pacific Life Replacement Reserve Agreements, the Partnership is required to maintain a Replacement Reserve Account. This account is to be funded annually in the amount of $28,000 until the aggregate balance of the account reaches $182,000.

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE E - LONG-TERM DEBT

Long-term debt consists of a permanent loan with Pacific Life in the face amount of $1,960,000.

Under the terms of the 30-year Promissory Note with Pacific Life, the loan provides for an initial interest rate of 8.17% and monthly payments of $14,614.74, commencing on November 1, 1995, and continuing through September 2025. The interest rate and monthly payment will be adjusted at year eleven (11) and year twenty-one (21), at which time the interest rate will be adjusted based on the Current Index plus 2.75% and the payment will be adjusted and determined by the amount of the monthly payment that would be sufficient to repay the note within 360 months of the initial payment date. As of December 31, 2007, the current interest rate and minimum monthly payment due is 6.93% and $13,304.35, respectively.

The apartment complex is pledged as collateral for the mortgage and is secured by deeds of trust, assignment of rents, security agreements and fixture filings against the property.

Aggregate maturities of Long-term debt for the next five years are as follows:

Year ending December 31,
2008	48,343
2009	51,802
2010	55,508
2011	59,479
2012	63,735
Thereafter	1,349,202
1.628.069

NOTE F - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

Management Fee

In accordance with the management agreement, the Partnership paid Tetra Property Management Company, an affiliate of one of the general partners, a management fee during 2007 in the amount of $52,416 for services rendered in connection with the leasing and operation of the project. The fee for its services is approximately 8.5% of the project's rental income.

PIONEER STREET ASSOCIATES
(A California Limited Partnership)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE F - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES (CONTINUED) Annual Reporting Fee

An annual reporting fee of $2,000 is payable to the limited partner, WNC California Housing Tax Credit Fund IV, L.P. Series 2, an investor limited partner which holds a 99% interest in the partnership, for services to be rendered for accounting matters relating to preparation of tax returns and other reports required.

Annual Partnership Administrative Fee

An annual partnership administrative fee of $2,000 is payable to the general partners, for their services to be rendered for accounting matters relating to preparation of tax returns and other reports required.

Partnership Management Fee

An annual partnership management fee of $5,600 is payable to the Central Valley Coalition for Affordable Housing (A California Nonprofit Corporation) for services rendered for partnership administrative matters relating to day to day operations of the Partnership. For the year ended December 31, 2007, $5,600 was accrued and charged to operations.

NOTE G - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash and cash equivalents at two financial institutions located in California, which at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts and believes it is not exposed at any significant credit risk on cash.

NOTE H - COMMITMENT

The Partnership entered into a Regulatory Agreement with the Tax Credit Allocation Committee (TCAC), established under Section 50185 of the Health and Safety Code of the State of California. Under this Agreement, the Partnership shall maintain the project as a Qualified Low-Income Housing Project for a period of 55 consecutive taxable years beginning with 1995, the first taxable year of the Credit Period. In exchange for this agreement, TCAC has authorized an allocation relating to the low-income housing credit under the provisions of Section 42 of the Internal Revenue Code.

NOTE I - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is the Foothill Vista Apartments. The Partnership's operations are concentrated in the multi-family real estate market.